Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT, dated as of July 18, 2017 (this “Agreement”), is made and entered into by Harte Hanks, Inc., a Delaware corporation (“Harte Hanks” or the “Company”), Sidus Investment Partners, L.P., a Delaware limited partnership (“Sidus Partners”), Sidus Investment Management, LLC, a Delaware limited liability company (together with its affiliates listed on Exhibit A hereto, “Sidus” and, together with Sidus Partners, the “Stockholder” or the “Stockholder Group”), and each of the other stockholders set forth on the signature page hereto.

WHEREAS, Sidus Partners is the direct beneficial owner of 255,552 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), constituting approximately 0.41% of the Common Stock outstanding as of the date hereof;

WHEREAS, Sidus beneficially owns in the aggregate 1,550,000 shares of Common Stock, constituting approximately 2.5% of the Common Stock outstanding as of the date hereof;

WHEREAS, Sidus Partners has (i) submitted an advance notice of nomination to the Company on June 15, 2017 (the “Nomination Notice”) in respect of its intention to nominate, and to solicit proxies for the election of two individuals, Alfred V. Tobia, Jr. and Melvin L. Keating, as director candidates to the Company’s board of directors (the “Board”) at Harte Hanks’ 2017 Annual Meeting of Stockholders (including any adjournment, postponement or rescheduling thereof, the “2017 Annual Meeting”), and (ii) taken steps to prepare for a contested solicitation of proxies from the Company’s stockholders in connection with the 2017 Annual Meeting to elect to the Board the two individuals named in the Nomination Notice (the “Proxy Contest”);

WHEREAS, the Company and the Stockholder have determined that the interests of the Company and its stockholders would be best served by, among other things, avoiding the substantial expense and disruption that would result from the Proxy Contest;

WHEREAS, the Company’s Fifth Amended and Restated By-Laws (the “Bylaws”) provide that the number of directors who shall constitute the whole Board shall be such number as the Board shall at the time have designated;

WHEREAS, the Board wishes to cause two additional Class II directors to be appointed to the Board pursuant to the terms of this Agreement to serve until Harte Hanks’ 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”), or until their successors are duly elected and qualified (or their earlier death, resignation or removal);

WHEREAS, the Board has adopted a resolution to increase the number of directors on the Board from seven to eight, effective immediately following the execution of this Agreement, and have assigned the resulting vacancy to Class II of the Board;

WHEREAS, the Board has adopted a resolution accepting the resignation of Stephen Carley, a member of Class II of the Board, from his position as director, effective immediately following the execution of this Agreement;

WHEREAS, the Company has agreed, effective immediately following the execution of this Agreement, to cause Mr. Tobia and Mr. Keating (the “New Directors”) to be appointed to the Board as Class II directors, to fill the vacancies described in the foregoing recitals, to serve until the 2019 Annual Meeting or until their successors are duly elected and qualified (or their earlier death, resignation or removal);

WHEREAS, the Stockholder has agreed to withdraw the Nomination Notice, to terminate the Proxy Contest and to refrain from submitting any director nominations and stockholder proposals during the Standstill Period (as defined herein), and to vote for the election of the Company’s slate of Class III director nominees for election to the Board at the 2017 Annual Meeting; and

WHEREAS, the Company and the Stockholder, without admitting to any of the matters asserted by any of the parties, have determined to come to an agreement with respect to certain matters related to the termination of the Proxy Contest, the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                         Board Composition and Governance Matters.

(a)                                 Board Appointments. The Company agrees that it shall take all action as is necessary (including, without limitation, calling a special meeting of the Board to approve all actions contemplated hereby), effective immediately following the execution of this Agreement, to (i) cause the Board to increase the size of its membership from seven to eight members, (ii) accept the resignation of Stephen Carley, a member of Class II of the Board, from his position as a director, and (iii) appoint the New Directors to the Board as Class II Directors to serve until the 2019 Annual Meeting or until their successors are duly elected and qualified (or their earlier death, resignation or removal). During the Standstill Period, the Board shall not increase in size to more than eight directors or seek to change the classes on which the Board members serve, in each case without the unanimous consent of the Board.

(b)                                Board’s Review of Qualifications and Determination of Independence. Prior to the execution of this Agreement (i) the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) has reviewed the qualifications of the New Directors to serve as members of the Board and has determined that they are so qualified, and (ii) the Board has determined that the New Directors are “independent” as defined by the listing standards of the New York Stock Exchange (the “NYSE”).

(c)                                 Completion of Background Check. Prior to the execution of this Agreement, the New Directors have submitted such information as is necessary for a comprehensive personal background check to be performed by a professional third-party agency selected by the Board in its reasonable discretion (the “Background Check”).

(d)                                Committees. The Company and the Stockholder agree that, concurrent with the appointment of the New Directors to the Board, the Board shall take such action as is necessary such that (i) Mr. Tobia is appointed to the Company’s Compensation Committee and (ii) Mr. Keating is appointed to the Company’s Audit Committee; provided that, with respect to each such committee appointment, each New Director is and continues to remain eligible to serve as a member of such committee pursuant to applicable law and the listing standards of the NYSE, if any, that are applicable to the composition of such a committee. The Company further agrees that without the unanimous approval of the Board, during the period from the date of this Agremeent until the expiration of the Standstill Period, the size of the Compensation Committee and Audit Committee shall not be increased beyond four members. Subject to the Company’s Corporate Governance Principles and NYSE rules and applicable laws, the Board shall take all actions necessary to ensure that during the Standstill Period, any new committee of the Board formed on or after the date of this Agreement includes at least one New Director. Without limiting the foregoing, the Board shall give the New Directors the same due consideration for membership to any committee of the Board as any other independent director.

(e)                                 Board Policies and Procedures. The Stockholder shall cause the New Directors to, and the New Directors shall, comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, including, but not limited to, the Company’s Corporate Governance Principles, Business Conduct Policy, Code of Ethics, and certain other policies and procedures including policies on insider trading, public disclosures and confidentiality, copies of which will be delivered to the New Directors prior to them joining the Board to the extent they are not publicly available, and the New Directors agree to strictly preserve the confidentiality of Company business and information, including the discussion of any matters considered in meetings of the Board or Board committees whether or not the matters relate to material non-public information, unless previously publicly disclosed by the Company and with respect to Mr. Tobia, except as otherwise permitted pursuant to that certain Non-Disclosure Agreement between Mr. Tobia and the Company. The New Directors and the Stockholder shall provide the Company with such information as is reasonably requested by the Company concerning the New Directors and/or the Stockholder as is required to be disclosed under applicable law or NYSE regulations, including with respect to the New Directors the completion of the Company’s Director Independence and Committee Compliance Questionnaire and Annual Directors and Officers Questionnaire, in each case as promptly as necessary to enable the timely filing of the Company’s definitive proxy statement and other periodic reports with the Securities and Exchange Commission (the “SEC”).

(f)                                   Rights and Benefits of the New Directors. The Company agrees that the New Directors shall receive (i) the same benefits of any indemnity and exculpation arrangements available generally to the directors on the Board, (ii) the same compensation for their service as directors as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board, including, without limitation, having the Company (or legal counsel) prepre and file with the SEC, at the Company’s expense, any Forms 3, 4 and 5 under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are required to be filed by virtue of transactions or events undertaken by such New Director personally (and not by the Stockholder) if such New Director has executed and delivered the Company’s standard form of power of attorney therefor. The New Directors expressly agree that they shall cooperate with the Company in obtaining and maintaining SEC filer codes, as necessary.

(g)                                Replacements. The Company agrees that, during the Standstill Period, if the New Directors are unable to serve as directors for any reason, resign as a director, or are removed as a director prior to the end of the term of office set forth above, and at such time the Stockholder beneficially owns in the aggregate at least 1.5% of the Company’s then outstanding Common Stock (subject to adjustment for share issuances, stock splits, reclassifications, combinations and similar actions by the Company that increase the number of outstanding shares of Common Stock), then the Stockholder shall have the ability to recommend a substitute person, which replacement director shall qualify as “independent” pursuant to the NYSE’s listing standards, have the relevant financial and business experience to fill the resulting vacancy, and shall follow the requirements for a Background Check as set forth in Section 1(c) hereof for the New Directors. The Nominating Committee shall make its determination and recommendation regarding whether such person is reasonably acceptable and meets the foregoing criteria within 10 business days after representatives of the Board have conducted interview(s) of such replacement director candidate. The Company shall use its reasonable best efforts to cause any interview(s) contemplated by this Section 1(g) to be conducted as promptly as practicable, but in any case, assuming reasonable availability of the proposed replacement director candidate, within 10 business days after the receipt of such director candidate’s credentials, including, but not limited to, a completed copy of the Company’s standard director and officer questionnaire and the Stockholder agreeing to make any such person available for an interview with the Nominating Committee and other representatives of the Board as determined by the Board. In the event that the Nominating Committee does not accept a substitute person recommended by the Stockholder pursuant to this Section 1(g), then the Stockholder shall have the right to recommend an additional substitute person for consideration by the Nominating Committee in accordance with the procedures described above. Upon acceptance of a replacement director candidate by the Nominating Committee, the Board shall take such actions as to appoint such replacement director candidate to the Board no later than 10 business days after the Nominating Committee’s recommendation, provided, however, that if the Board does not elect such replacement director candidate to the Board pursuant to this Section 1(g), the Company and the Stockholder shall continue to follow the procedures of this Section 1(g) until a replacement director candidate is elected to the Board. Any replacement director appointed to the Board in accordance with this Section 1(g) shall be appointed to any applicable committees of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal and will succeed to all of the rights and privileges of, and will be legally bound by the terms and conditions applicable to, the New Directors under this Agreement. Following the appointment of any director to replace the New Directors in accordance with this Section 1(g), any reference to “New Director” or “New Directors” herein shall be deemed to include such replacement director.

(h)                                 Enhancement to Governance Practices. The Nominating Committee agrees to evaluate and consider enhancements to the Company’s corporate governance practices to bring them in line with governance best practices for publicly traded companies of similar size and nature.

2.                         Actions by the Stockholder.

(a)                                 Withdrawal of Nomination Notice. Effective immediately upon the date hereof, (i) Sidus Partners hereby irrevocably agrees to withdraw the Nomination Notice and any and all amendments and supplements thereto, and (ii) the Stockholder agrees not to bring any other nominations, business or proposals before or at the 2017 Annual Meeting and, during the Standstill Period agrees not to deliver to the Company or any representative thereof any advance notices of nominations or stockholder proposals with respect to any meeting of the Company’s stockholders.

(b)                                Termination of Proxy Contest. Effective immediately, the Stockholder hereby irrevocably terminates the Proxy Contest and all solicitation and other activities in connection therewith and agrees not to vote, not cause to be voted, and, if applicable, to discard, all proxies received, and to be received, in connection with the Proxy Contest.

(c)                                 Voting Agreement.

(i)                                     Stockholders Meetings. At each annual and special meeting of stockholders held prior to the expiration of the Standstill Period, the Stockholder agrees to (A) appear at such stockholders’ meeting or otherwise cause all shares of Common Stock beneficially owned by the Stockholder and its respective Affiliates and Associates (as defined below) to be counted as present thereat for purposes of establishing a quorum; (B) vote, or cause to be voted, all shares of Common Stock beneficially owned by the Stockholder and its respective Affiliates and Associates on the Company’s proxy card or voting instruction form in favor of each of the nominees for election as directors nominated by the Board and recommended by the Board (and not in favor of any other nominees to serve on the Board); and, except in connection with any Opposition Matter (as defined below) or Other Voting Recommendation (as defined below), each of the stockholder proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s definitive proxy statement or supplemens thereto in accordance with the Board’s recommendations, including in favor of all matters recommended by the Board for stockholder approval and against all matters which the Board recommends against stockholder approval; provided, however, in the event that Institutional Shareholder Services Inc. (“ISS”) issues a recommendation with respect to any matter (other than with respect to the election of nominees as directors to the Board or the removal of directors from the Board) that is different from the recommendation of the Board, the Stockholder shall have the right to vote on the Company’s proxy card or voting instruction form in accordance with the ISS recommendation (the “Other Voting Recommendation”); and (C) not execute any proxy card or voting instruction form in respect of such stockholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Company or the Board. No later than five business days prior to each annual or special meeting of stockholders held prior to the expiration of the Standstill Period, the Stockholder shall, and shall cause each of its Associates and Affiliates to, vote any shares of Common Stock beneficially owned by the Stockholder in accordance with this Section 2. The Stockholder shall not, and shall cause its Affiliates and Associates not to, take any position, make any statement or take any action inconsistent with this Section 2(c)(i). For purposes of this Agreement, “Opposition Matter” shall mean any of the following transactions but only to the extent submitted by the Board to the Company’s stockholders for approval: (A) the sale or transfer of all or substantially all of the Company’s assets in one or a series of transactions; (B) the sale or transfer of a majority of the outstanding shares of the Company’s Common Stock (through a merger, stock purchase, or otherwise); (C) any merger, consolidation, acquisition of control or other business combination that results in a Change of Control (as defined below) of the Company; (D) any tender or exchange offer; (E) any dissolution, liquidation, or reorganization; (F) any changes in the Company’s capital structure (but excluding any proposal regarding the adoption or amendment of equity plans, all of which shall not be deemed an Opposition Matter for purposes of this Agreement); or (G) any other transactions that would result in a Change of Control of the Company.

(ii)                                  Actions By Written Consent. In connection with any action by written consent that is sought to be taken by any party, other than the Company or the Board, prior to the expiration of the Standstill Period, the Stockholder agrees not to vote and shall take all necessary action, including, without limitation, the execution and completion of any consent revocation card solicited by the Company or the Board, in accordance with the recommendation of the Board, to cause not to be voted, any of its shares of Common Stock beneficially owned by the Stockholder and/or its respective Affiliates and Associates on any consent card solicited by any party, other than the Company or the Board. The Stockholder shall not, and shall cause its Affiliates and Associates not to, take any position, make any statement or take any action inconsistent with this Section 2(c)(ii).

(iii)                               Special Meeting Demands. In connection with any demand by a stockholder of the Company that the Company call a special meeting of stockholders, made prior to the expiration of the Standstill Period, the Stockholder agrees not to vote and shall take all necessary action, including, but not limited to, the execution and completion of any consent revocation card solicited by the Company or the Board in accordance with the recommendation of the Board, to cause not to be voted, any of is shares of Common Stock beneficially owned by the Stockholder and/or its respective Affiliates and Associates for any special meeting demand proposed or sought to be made by any party. The Stockholder shall not, and shall cause its Affiliates and Associates not to, take any position, make any statement or take any action inconsistent with this Section 2(c)(iii).

3.                         Standstill.

(a)                                 The Stockholder agrees that, from the date of this Agreement until the expiration of the Standstill Period, without the prior written consent of a majority of the Board specifically expressed in a written resolution, neither it nor any of its Related Persons (as defined herein) will, and it will cause each of its Related Persons not to, directly or indirectly, alone or with others, in any manner:

(i)                                     propose or publicly announce or otherwise disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (y) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (z) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a change of control of the Company;

(ii)                                  engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company in opposition to any recommendation or proposal of the Board, except as otherwise permitted under Section 2(c) of this Agreement;

(iii)                               acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any additional securities of the Company or any rights decoupled from the underlying securities of the Company representing in the aggregate (including among any Affiliate or Associate of the Stockholder) in excess of 8.0% of the shares of Common Stock outstanding;

(iv)                              seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company, other than in a manner in accordance with Section 2;

(v)                                 sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Stockholder to any person or entity not an (A) party to this Agreement, (B) member of the Board, (C) officer of the Company, or (D) an Affiliate or Associate of the Stockholder (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any, beneficial, economic or other ownership interest representing in the aggregate in excess of 5.0% of the shares of Common Stock outstanding at such time;

(vi)                              engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(vii)                           except as otherwise set forth in this Agreement, take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii)                        initiate, propose or otherwise “solicit” stockholders of the Company for the approval of any stockholder proposals (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(ix)                              engage in any course of conduct with the purpose of causing stockholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s stockholders for their vote at any meeting of the Company’s stockholders;

(x)                                 otherwise publicly act to seek to control or influence the management, the Board, or policies of the Company or initiate or take any action to obtain representation on the Board, except as permitted expressly by this Agreement;

(xi)                              call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s Certificate of Incorporation or Bylaws, including, but not limited to, a “town hall meeting;”

(xii)                           acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person; provided, however, that for the avoidance of doubt, the term “assets” used in this Section 3(a)(xii) does not include Common Stock;

(xiii)                        seek, alone or in concert with others, representation on the Board, except as expressly permitted by this Agreement;

(xiv)                       seek the removal of any director from the Board;

(xv)                          initiate, encourage or participate in any “vote no”, “withhold” or similar campaign;

(xvi)                       deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock;

(xvii)                    seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors of the Company; provided, however, that nothing in this Agreement shall prevent the Stockholder or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2018 Annual Meeting of Stockholdres (the “2018 Annual Meeting”) so long as such actions do not create a public disclosure obligation for the Stockholder or the Company and are not publicly disclosed by the Stockholder and its Affiliates or Associates and are undertaken on a basis reasonably designed to be confidential and in accordance with the Stockholder’s normal practices in the circumstances;

(xviii)                 form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than the Stockholder Group); provided, however, that nothing herein shall limit the ability of an Affiliate or Associate of the Stockholder Group to join the Stockholder Group following the execution of this Agreement, so long as any such Affiliate or Associate agrees to be bound in writing by the terms and conditions of this Agreement;

(xix)                       take any action that would be deemed, pursuant to this Agreement, to be acting as a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with another person relating to any action prohibited by this Section 3, including, without limitation, changing or influencing the control of the Company, or in connection with or as a participant in any transaction having that purpose or effect;

(xx)                          demand a copy of the Company’s list of stockholders or its other books and records, whether pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”) or any other provision of the DGCL;

(xxi)                       commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors; provided, however, that for the avoidance of doubt, the foregoing shall not prevent any member of the Stockholder Group from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against any member of the Stockholder Group, or (C) exercising statutory dissenters, appraisal or similar rights under the DGCL; provided, further, that the foregoing shall also not prevent the Stockholder Group from responding to or complying with a validly issued legal process in connection with litigation that it did not initiate, invite, facilitate or encourage, except as otherwise permitted in this Section (3)(a)(xxi);

(xxii)                    disclose publicly or privately, in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; provided, however, that nothing herein shall prohibit the Stockholder Group from engaging in private discussions with the Company concerning the Stockholder Group’s views or suggestions concerning the Company;

(xxiii)                 enter into any negotiations, agreements or understandings with any person or entity with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xxiv)                make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party;

(xxv)                   take any action challenging the validity or enforceability of any of the provisions of this Section 3 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or (B) take any action challenging the validity or enforceability of any provisions of this Section 3;

(xxvi)                disclose any intention, plan or arrangement inconsistent with any provision of this Section 3;

(xxvii)             take any action that could reasonably be expected to force the Company to make any public disclosure with respect to any of the foregoing; or

(xxviii)          otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing.

(b)                                Notwithstanding the foregoing, the provisions of this Section 3 shall not limit in any respect the actions of any director of the Company (including, but not limited to, the New Directors) in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders (it being understood and agreed that neither the Stockholder nor any of its Affiliates or Associates shall seek to do indirectly through the New Directors anything that would be prohibited if done by the Stockholder or its Affiliates and Associates directly). For the avoidance of doubt, no provision in this Section 3 or elsewhere in this Agreement shall (i) prohibit privately-negotiated transactions in the Common Stock solely between or among the members of the Stockholder Group or (ii) prevent the Stockholder Group from freely voting its shares of Common Stock (except as otherwise provided in Section 2 hereto) or taking any actions as specifically contemplated in Section 1 hereto.

(c)                                 As of the date of this Agreement, the Stockholder is not engaged in any discussions or negotiations with any person, and does not have any agreements, arrangements, or understandings, written or oral, formal or informal, and whether or not legally enforceable with any person concerning the acquisition of economic ownership of any securities of the Company. The Stockholder agrees to refrain from taking any actions during the Standstill Period to intentionally encourage other stockholders of the Company or any other persons to engage in actions which, if taken by the Stockholder, would violate this Agreement.

(d)                                As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; the terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially own,” except that a person will also be deemed to economically own and to be the economic owner of (i) all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock; the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and the term “Related Person” shall mean, as to any person, any Affiliates or Associates of such person.

(e)                                       Notwithstanding anything contained in this Agreement to the contrary:

(i)                         The provisions of Sections 1, 2, and 3 of this Agreement shall automatically terminate upon the occurrence of a Change of Control transaction (as defined below) involving the Company if the acquiring or counter-party to the Change of Control transaction has conditioned the closing of the transaction on the termination of such sections; provided, however, that the Company shall not directly or indirectly, propose, seek, encourage or otherwise influence such acquiring or counter-party to the Change of Control transaction to condition the closing of such transaction on the termination of Sections 1, 2, and 3 of this Agreement; and

(ii)                      For purposes of this Agreement, a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities or (2) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities.

(f)                                   For purposes of this Agreement, “Standstill Period” shall mean the period commencing on the date of this Agreement and ending at 11:59 p.m., Eastern Time, on the date that is the earlier of (x) 30 calendar days prior to the expiration of the advance notice period for the submission by stockholders of director nominations for consideration at the 2018 Annual Meeting as set forth in the advance notice provisions of the Company’s Bylaws or (y) 100 calendar days prior to the first anniversary of the 2017 Annual Meeting.

4.                         Expenses.

(a)                                 Each of the Company and the Stockholder shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Stockholder for its expenses, including reasonable out-of-pocket legal fees and expenses, as actually incurred in connection with the matters related to the 2017 Annual Meeting and the negotiation and execution of this Agreement in an amount not to exceed $50,000.00 (the “Expense Reimbursement Amount”).

(b)                                The Stockholder expects the Expense Reimbursement Amount to be equal to or less than the amount of the out-of-pocket expenses, including legal fees and expenses, that the Stockholder actually incurred in connection with the matters related to the 2017 Annual Meeting and the negotiation and execution of this Agreement.

5.                         Representations and Warranties of the Company. The Company represents and warrants to the Stockholder that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6.                         Representations and Warranties of the Stockholder. The Stockholder represents and warrants to the Company that (a) as of the date hereof, the Stockholder beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Exhibit A and Exhibit A includes all Affiliates and Associates of the Stockholder that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Stockholder has any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by the Stockholder, and constitutes a valid and binding obligation and agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the Stockholder has the authority to execute this Agreement and to bind itself to the terms hereof, (d) the Stockholder shall use its commercially reasonable efforts to cause its respective Affiliates and Associates to comply with the terms of this Agreement and (e) the execution, delivery and performance of this Agreement by the Stockholder does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

7.                         Mutual Non-Disparagement.

(a) The Stockholder agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by the Company (provided that the Company shall have three business days following written notice from the Stockholder of any material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, Associates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.

(b) The Company hereby agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by the Stockholder (provided that the Stockholder shall have three business days following written notice from the Company of any material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Stockholder or its Affiliates or Associates or any of their officers, employees, agents or representatives (collectively, the “Stockholder Agents”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Stockholder or its Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of the Stockholder, its business or any of the Stockholder Agents.

(c) Notwithstanding the foregoing, nothing in this Section 7 or elsewhere in this Agreement shall prohibit any party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such party must provide, to the extent legally permissible, advance written notice to the other parties, and to the extent practicable, at least two business days in advance, prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 7, and reasonably consider any comments of such other parties.

(d) The limitations set forth in Section 7(a) and 7(b) shall not prevent any party from responding to any public statement made by the other party of the nature described in Section 7(a) and 7(b) if such statement by the other party was made in breach of this Agreement.

8.             No Concession or Admission of Liability. This Agreement is being entered into for the purpose of avoiding litigation, uncertainty, controversy and legal expense, constitutes a compromise and settlement entered into by each party hereto, and shall not in any event constitute, be construed or deemed a concession or admission of any liability or wrongdoing of any of the parties.

9.                         Public Announcements. Promptly following the execution of this Agreement, the Company and the Stockholder shall issue a mutually agreeable press release (the “Mutual Press Release”), announcing certain terms of this Agreement, substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Mutual Press Release, neither the Company nor the Stockholder shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. During the Standstill Period, neither the Company nor the Stockholder or any of its Affiliates or Associates shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the listing standards of any stock exchange (and, in any event, each party will provide the other party, prior to making any such public announcement or statement, a reasonable opportunity to review and comment on such disclosure, to the extent reasonably practicable under the circumstances, and each party will consider any comments from the other in good faith) or with the prior written consent of the other party, and otherwise in accordance with this Agreement.

10.                  SEC Filings / Notification. No later than two business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting the entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto. The Company shall provide the Stockholder and its counsel a reasonable opportunity to review and comment on the Form 8-K prior to such filing, which comments shall be considered in good faith.

11.                  Specific Performance. Each of the Stockholder, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Stockholder, on the one hand, and the Company, on the other hand (the “Moving

Party”), shall each be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

12.                  Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated) or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Harte Hanks, Inc.

9601 McAllister Freeway

Suite 610

San Antonio, TX 78216

Attention: Robert L. R. Munden, EVP, General Counsel & Secretary

Facsimile No.: (210) 829-9403

Telephone No.: (210) 829-9120

Email: Robert.Munden@hartehanks.com

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention: Richard B. Aldridge and Justin W. Chairman

Facsimile No.: (215) 963-5001

Telephone No.: (215) 963-5000

Email: richard.aldridge@morganlewis.com;

justin.chairman@morganlewis.com

If to the Stockholder:

Sidus Investment Management, LLC

767 Third Avenue, 15th Floor

New York, New York 10017

Attention: Alfred V. Tobia, Jr.

Facsimile No.: (212) 751-6647

Telephone No.: (212) 751-6132

Email: atobia@sidusfunds.com

With copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Steve Wolosky, Esq.

Meagan Reda, Esq.

Facsimile No.: (212) 451-2222

Telephone No.: (212) 451-2300

E-mail: swolosky@olshanlaw.com

mreda@olshanlaw.com

13.                  Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of Delaware executed and to be performed wholly within the State of Delaware, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.

14.                  Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (c) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such party’s principal place of business or as otherwise provided by applicable law. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action, suit or other legal proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) such action, suit or other legal proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action, suit or other legal proceeding is improper or (iii) this agreement, or the subject matter hereof, may not be enforced in or by such court.

15.                  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.                  Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth herein.

17.                  Headings. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

18.                  Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

19.                  Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.

20.                  Receipt of Adequate Information; No Reliance; Representation by Counsel. Each party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that it has not relied on any promise, representation or warranty, express or implied not contained in this Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. Further, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

21.                  Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The term “business days” shall have the meaning given to it by the applicable rules of the SEC.

22.                  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

23.                  Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the parties hereto, or their respective successors or assigns.

24.                  Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to the Stockholder, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted and approved by a majority of the Board), and with respect to the Company, the prior written consent of the Stockholder.

25.                  No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

26.                  Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

HARTE HANKS, INC.

By:	/s/ Robert L. R. Munden
Name: Robert L. R. Munden
Title: EVP, CFO & General Counsel

SIDUS INVESTMENT PARTNERS, L.P.
By: Sidus Advisors, LLC
its General Partner

By:	/s/ Alfred V. Tobia, Jr.
Name: Alfred V. Tobia, Jr.
Title: Managing Member

SIDUS INVESTMENT MANAGEMENT, LLC

By:	/s/ Alfred V. Tobia, Jr.
Name: Alfred V. Tobia, Jr.
Title: Managing Member

[Signature Page to Cooperation Agreement]

SIDUS DOUBLE ALPHA FUND, L.P.
By: Sidus Advisors, LLC
its General Partner

By:	/s/ Alfred V. Tobia, Jr.
Name: Alfred V. Tobia, Jr.
Title: Managing Member

SIDUS DOUBLE ALPHA FUND, LTD.
By: Sidus Investment Management, LLC
its Investment Manager

By:	/s/ Alfred V. Tobia, Jr.
Name: Alfred V. Tobia, Jr.
Title: Managing Member

SIDUS ADVISORS, LLC

By:	/s/ Alfred V. Tobia, Jr.
Name: Alfred V. Tobia, Jr.
Title: Managing Member

/s/ Michael J. Barone
Michael J. Barone

/s/ Alfred V. Tobia, Jr.
Alfred V. Tobia, Jr.

[Signature Page to Cooperation Agreement]

EXHIBIT A

STOCKHOLDER AFFILIATES AND ASSOCIATES

stockholder	Shares of Common Stock Beneficially Owned
Sidus Investment Partners, L.P.	255,552
Sidus Investment Management, LLC	1,550,000
Sidus Double Alpha Fund, L.P.	652,447
Sidus Double Alpha Fund, Ltd.	315,309
Sidus Advisors, LLC	907,999
Michael J. Barone	1,550,000
Alfred V. Tobia, Jr.	1,550,000

Aggregate total beneficially owned by the Stockholder:	1,550,000

EXHIBIT B

FORM OF PRESS RELEASE

(see attached)